Exhibit 99.1

Focus Enhancements Reports First Quarter 2008 Results

- Strong Response to NAB New Product Launches Expected to Drive Revenue Growth Starting in the Second Quarter of 2008 -

CAMPBELL, Calif.--(BUSINESS WIRE)--Focus Enhancements, Inc. (NASDAQ:FCSE) a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media products announced first quarter 2008 financial results.

First Quarter 2008 Financial Results

Revenue for the first quarter of 2008 was $3.9 million, compared to $7.1 million reported for the same quarter of 2007. The decrease is primarily attributable to lower Direct To Edit™ (DTE) disk recorder sales. Operating expenses were $6.8 million, compared with $7.3 million in the prior year period. Research and development (R&D) expenses were $3.6 million, compared to $3.9 million in 2007. Net loss for the first quarter was $6.0 million, or $0.07 per share, versus a net loss of $4.4 million, or $0.06 per share, in the same quarter of 2007.

Brett Moyer, president and CEO of Focus Enhancements, stated “We are clearly disappointed with these first quarter results. Our DTE recorder sales were impacted by transitioning camcorder technology at the professional camcorder level. However, as the quarter ended, we believe our customer’s inventory levels were back in line with current sales demand and initial second quarter orders indicate the sales situation is improving. With the successful launch of the new FS5 DTE recorder and new media asset management (MAM) products at 2008 NAB, we believe our System Business’ sales will significantly increase in subsequent quarters this year when compared to the first quarter 2008. Our new System Business products concentrate on expanding file format and multi-platform support across our product families to establish a continuous workflow and seamless interoperability platform with popular non-linear editing systems and video camcorders. Most notably, this has led us to work together with SONY on developing a customized media server exclusively for the Sony XDCAM EX™ format, that supports Sony’s powerful new PMW-EX1 camcorder. Additionally, in the Semiconductor Business, we believe 2008 demand for GPS and portable media player devices will drive year-over-year growth.”

“In February, we took measures to improve our financial position by aggressively reducing our costs. We also restructured our debt and raised $9.3 million in capital to fund UWB development and provide general working capital. At March 31, 2008, we had $7.7 million in cash and cash equivalents. We expect third and fourth quarter operating expenses to be approximately $6.2 million, down from the $6.7 million and $7.7 million reported in the third and fourth quarters of 2007, respectively.”

“The UWB market continues to develop. We expect performance to increase substantially as notebook manufactures begin to embed a native wireless host controller interface (WHCI) via a PCIe mini card option this fall. This would enable the desired file transfer speeds approaching 200Mbps versus the current industry performance averaging less than 40 Mbps in hub and dongles and validates our development plan to deliver a low cost single chip CMOS solution in the second quarter of 2009, at a projected volume price target of sub $7,” concluded Moyer.

Highlights from 2008 NAB Show held April 14th to 17th at the Las Vegas Convention Center:

  Selected by Sony Electronics to form an alliance to develop a customized media server that natively supports the Sony XDCAM EX™
  Demonstrated ProxSys® PX-100 Media Server for XDCAM EX, which ingests and organizes media from Sony's PMW-EX1 HD Camcorder with full metadata continuity and delivers web exports via the SOAP-based PX Interface Protocol.
  Enhanced ProxSys PX MAM product line with improved file-based workflow solutions for broadcast and video production, post-production, and web-based content delivery applications.
  Introduced the MM-1 Universal Media Manager ™, which enables easy creation and distribution of media for enterprises at an all-inclusive price point. Applications include information display, digital signage, retail television, as well as private corporate, hospitality, and government television networks.
  Expanded the FS-100 line of Portable DTE recorders for Panasonic P2 users with the 250GB model, which extends recording time in DVCPro HD full frame and PN modes to up to 11 hours.
  Showcased the soon-to-be released, ultra-portable FS-5 DTE recorder with advanced features enabling wireless metadata custom logging via a laptop, smartphone or other WiFi capable device for use with DV and HDV cameras.

Investor Conference Call

The company will host a shareholder conference call to discuss the first quarter 2008 results on May 12, 2008 at 1:30 p.m. Pacific Time, after which management will host a question and answer session. The call is being webcast and can be accessed at Focus Enhancements’ web site at www.focusinfo.com. The webcast will be available through August 12, 2008. For those without Internet access, the telephone dial-in number is 888-816-3972 for domestic and 706-634-0182 for international participants. Participants should dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available through May 14; dial 800-642-1687, and enter access code 46400426.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops wireless IC chip set based on WiMedia UWB standard and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2008, demand for Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology, including UWB in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, the performance and acceptance of its UWB technology when successfully moved to silicon, and the risk factors specified in the company's Form 10-K for the year ended December 31, 2007, as well as other filings with the SEC. These statements are based on information as of May 12, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007

Net revenue	$3,872	$7,087
Cost of revenue	2,374	3,921
Gross margin	1,498	3,166

Operating expenses:
Sales, marketing and support	2,160	2,125
General and administrative	1,037	1,097
Research and development	3,584	3,938
Amortization of intangible assets	-	105
	6,781	7,265
Loss from operations	(5,283)	(4,099)
Interest expense, net	(687)	(290)
Other income (expense), net	(10)	3
Loss before income tax expense	(5,980)	(4,386)
Income tax expense	24	-
Net loss	$(6,004)	$(4,386)

Net loss per share
Basic and diluted	$(0.07)	$(0.06)

Weighted average number of shares used in per share calculations:
Basic and diluted	83,686	74,199

Focus Enhancements, Inc. Condensed Consolidated Balance Sheets (In thousands, except share and per share amounts) (Unaudited)

	March 31,	Dec. 31,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$7,601	$1,841
Restricted cash	96	90
Accounts receivable, net of allowances of $159 and $253, respectively	2,315	4,318
Inventories	3,702	3,957
Prepaid expenses and other current assets	1,277	1,130
Total current assets	14,991	11,336

Property and equipment, net	1,393	1,240
Other assets	151	153
Goodwill	13,191	13,191
	$29,726	$25,920

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable	$2,363	$3,554
Borrowings under line of credit	6,461	3,600
Current portion of capital lease obligations	93	122
Term loan	-	2,500
Accrued compensation	994	872
Accrued liabilities	3,373	2,722
Total current liabilities	13,284	13,370

Convertible notes	-	11,493
Notes payable	20,800	-
Discount on notes payable	(3,605)	-
Total liabilities	30,479	24,863

Stockholders' equity (deficit):
Preferred stock, $0.01 par value; authorized 3,000,000 shares; 3,161 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively (aggregate liquidation preference $3,917)	-	-
Common stock, $0.01 par value; 150,000,000 shares authorized, 85,428,194 and 85,248,194 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	841	841
Treasury stock at cost, 580,323 and 516,667 shares at March 31, 2008 and December 31, 2007, respectively	(805)	(775)
Additional paid-in capital	127,469	123,392
Accumulated other comprehensive income	404	257
Accumulated deficit	(128,662)	(122,658)

Total stockholders' equity (deficit)	(753)	1,057

	$29,726	$25,920

Focus Enhancements, Inc. Selected Business Segment Data (In thousands) (Unaudited)

Revenue:	Three Months Ended

	March 31, 2008	March 31, 2007

Systems Business	$3,246	$5,853
Semiconductor Business	626	1,234
Net Revenue	$3,872	$7,087

Research and Development:	Three Months Ended

	March 31, 2008	March 31, 2007

Systems Business	$1,145	$1,100
Semiconductor Business	2,439	2,838
Total Research and Development	$3,584	$3,938

CONTACT:
Lippert/Heilshorn & Assoc.
Kirsten Chapman, 415-433-3777
kchapman@lhai.com